INDEPENDENT ACCOUNTANTS' REPORT



THE BOARD OF TRUSTEES
FREEDOM FUNDS MANAGEMENT COMPANY, INC.:


We have examined management's assertion, included in its representation letter dated September 30, 1997 that Freedom Funds Management Company, Inc. (the Company) maintained an effective internal control structure, including the appropriate segregation of responsibilities and duties, over the transfer agent and registrar functions, as of September 30, 1997 and that no material inadequacies as defined by Rule 17Ad-13(a)(3) of the Securities Exchange Act of 1934 existed at such date. The following management investment company registered under the Investment Company Act of 1940 is served by the transfer agent operations covered by our review:
Colorado BondShares - A Tax-Exempt Fund.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included a study and evaluation of the internal control structure over the transfer agent and registrar functions, using the objectives set forth in Rule 17Ad-13(a)(3) of the Securities Exchange Act of 1934. Those objectives are to provide reasonable, but not absolute, assurance that securities and funds are safeguarded against loss from unauthorized use or disposition and that transfer agent activities are performed promptly and accurately. We believe that our examination provides a reasonable basis for our opinion.

Because of inherent limitations in any internal control structure, errors or irregularities may occur and not be detected. Also, projections of any evaluation of the internal control structure over the transfer agent and registrar functions to future periods are subject to the risk that the internal control structure may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management's assertion that, as of September 30, 1997, the Company maintained an effective internal control structure, including the appropriate segregation of responsibilities and duties over the transfer agent and registrar functions, and that no material inadequacies existed as defined by Rule 17Ad-13(a)(3) of the Securities Act of 1934, is fairly stated, in all material respects, based on the criteria established by Rule 17Ad-13(a)(3) of the Securities Exchange Act of 1934.

This report is intended solely for the information and use of the board of trustees and management of the Company and the Securities and Exchange Commission and should not be used for any other purpose.


                                                /s/  KPMG PEAT MARWICK LLP

                                                     KPMG PEAT MARWICK LLP


Denver, Colorado
November 6, 1997